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                                PLEDGE AGREEMENT


                          dated as of December 27, 1995


                                      Among


                            S.A. LOUIS DREYFUS ET CIE


                                       and


                 THE BANKS LISTED ON THE SIGNATURE PAGES HEREOF




        ------------------------------------------------------------------

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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE 1      SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . . .   1

     Section 1.01.  Grant of Security Interest; Subordination. . . . . . . .   1
     Section 1.02.  Validity and Priority of Security Interest . . . . . . .   1
     Section 1.03.  Maintenance of Status of Security
                    Interest, Collateral and Rights. . . . . . . . . . . . .   2
                    (a)  Required Action . . . . . . . . . . . . . . . . . . . 2
                    (b)  Authorized Action . . . . . . . . . . . . . . . . . . 2
     Section 1.04.  Evidence of Status of Security Interest. . . . . . . . . . 2
     Section 1.05.  Pledgor Remains Obligated;
                    Principals Not Obligated . . . . . . . . . . . . . . . .   2
     Section 1.06.  Authorization of Agent to Take Action. . . . . . . . . .   2

ARTICLE 2      CERTAIN REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . .   3

     Section 2.01.  Organization; Power; Qualification . . . . . . . . . . .   3
     Section 2.02.  Authorization; Enforceability;
                    Required Consents; Absence of
                    Conflicts; Ownership of Collateral . . . . . . . . . . .   4
     Section 2.03.  Corporate and Trade Names. . . . . . . . . . . . . . . .   4
     Section 2.04.  Identity and Corporate Structure . . . . . . . . . . . .   4
     Section 2.05.  Location of Chief Executive Office
                    Books and Records. . . . . . . . . . . . . . . . . . . .   4

ARTICLE 3      CERTAIN COVENANTS . . . . . . . . . . . . . . . . . . . . . .   5

A.   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Section 3.01.  Financing Statements . . . . . . . . . . . . . . . . . .   5
     Section 3.02.  Preservation of Existence and
                    Franchises, Scope of Business,
                    Compliance with Law, Preservation of Enforceability. . .   5
     Section 3.03.  Ownership and Defense of Collateral. . . . . . . . . . .   5
     Section 3.04.  Taxes; Compliance. . . . . . . . . . . . . . . . . . . .   5
     Section 3.05.  Notice of Materially Adverse Effect. . . . . . . . . . .   5
     Section 3.06.  Requested Information. . . . . . . . . . . . . . . . . .   6
B.   Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Section 3.07.  Status of Securities . . . . . . . . . . . . . . . . . .   6
     Section 3.08.  Certain Rights of Agent and Pledgor. . . . . . . . . . .   6
     Section 3.09.  Distributions. . . . . . . . . . . . . . . . . . . . . .   7

                                       i
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     Section 3.10.  No Amendments Etc. of Securities . . . . . . . . . . . .   7

ARTICLE 4      EVENT OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . .   8

A.   Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section 4.01.  Application of Proceeds. . . . . . . . . . . . . . . . .   8
B.   Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section 4.02.  General. . . . . . . . . . . . . . . . . . . . . . . . .   8
                    (a)  Power of Sale . . . . . . . . . . . . . . . . . . . . 8
                    (b)  Foreclosure . . . . . . . . . . . . . . . . . . . . . 9
     Section 4.03.  (a)  Agent's Rights with Respect to
                         Proceeds and Other Collateral . . . . . . . . . . . . 9
                    (b)  Enforcement by Agent. . . . . . . . . . . . . . . . . 9
                    (c)  Adjustments . . . . . . . . . . . . . . . . . . . . .10
     Section 4.04.  Disposition of Securities. . . . . . . . . . . . . . . . .10
                    (a)  Registration and Indemnification. . . . . . . . . . .10
                    (b)  Restricted Offering Dispositions. . . . . . . . . . .10

ARTICLE 5      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .11

     Section 5.01.  Expenses of Pledgor's Agreements and Duties. . . . . . . .11
     Section 5.02.  Agent's Right to Perform on Pledgor's Behalf . . . . . . .11
     Section 5.03.  Agent's Right to Use Agents and to
                    Act in Name of Pledgor . . . . . . . . . . . . . . . . . .11
     Section 5.04.  No Interference; Compensation or Expense . . . . . . . . .11
     Section 5.05.  Limitation of Obligations with Respect to Collateral . . .11
     Section 5.06.  Rights of Agent under Uniform
                    Commercial Code and Applicable Law . . . . . . . . . . . .12
     Section 5.07.  Waivers of Rights Inhibiting Enforcement . . . . . . . . .12
     Section 5.08.  Power of Attorney. . . . . . . . . . . . . . . . . . . .  13
     Section 5.09.  Termination of Security Interest . . . . . . . . . . . .  14
     Section 5.10.  Notices and Deliveries . . . . . . . . . . . . . . . . .  14
                    (a)  Notices and Materials Other
                         than Collateral . . . . . . . . . . . . . . . . . . .14
                    (b)  Collateral. . . . . . . . . . . . . . . . . . . . . .16
     Section 5.11.  Expenses; Indemnification. . . . . . . . . . . . . . . . .16
     Section 5.12.  Amounts Payable Due Upon Request for Payment . . . . . . .18
     Section 5.13.  Interest . . . . . . . . . . . . . . . . . . . . . . . . .18
     Section 5.14.  Payments by the Pledgor. . . . . . . . . . . . . . . . . .18
                    (a)  Time, Place and Manner. . . . . . . . . . . . . . . .18
                    (b)  No Reductions . . . . . . . . . . . . . . . . . . . .18
                    (c)  Taxes . . . . . . . . . . . . . . . . . . . . . . . .19
                    (d)  Authorization to Charge Bank Accounts . . . . . . . .20
                    (e)  Extension of Payment Dates. . . . . . . . . . . . . .21

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     Section 5.15.  Remedies of the Essence. . . . . . . . . . . . . . . . .  21
     Section 5.16   Rights Cumulative. . . . . . . . . . . . . . . . . . . .  21
     Section 5.17   Amendments; Waivers. . . . . . . . . . . . . . . . . . .  21
     Section 5.18   Assignments and Participations . . . . . . . . . . . . .  21
                    (a)  Assignments . . . . . . . . . . . . . . . . . . . .  21
                    (b)  Participations. . . . . . . . . . . . . . . . . . .  22
                    (c)  Rights of Assignees and Participants. . . . . . . .  22
     Section 5.19   Relationship Among Banks and with Agent. . . . . . . . .  23
     Section 5.20.  Governing Law. . . . . . . . . . . . . . . . . . . . . .  23
     Section 5.21.  Judicial Proceedings; Waiver of Jury Trial . . . . . . .  23
     Section 5.22.  LIMITATION OF LIABILITY. . . . . . . . . . . . . . . . .  23
     Section 5.23.  Severability of Provisions . . . . . . . . . . . . . . .  24
     Section 5.24.  Counterparts . . . . . . . . . . . . . . . . . . . . . .  24
     Section 5.25   Survival of Obligations. . . . . . . . . . . . . . . . .  24
     Section 5.26   Entire Agreement . . . . . . . . . . . . . . . . . . . .  24
     Section 5.27   Successors and Assigns . . . . . . . . . . . . . . . . .  25
     Section 5.28.  Reasonableness . . . . . . . . . . . . . . . . . . . . .  25
     Section 5.29.  Inconsistency. . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 6      INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . .  25

     Section 6.01.  Definitional Provisions. . . . . . . . . . . . . . . . .  25
                    (a)  Certain Terms Defined by Reference. . . . . . . . .  25
                    (b)  Other Defined Terms . . . . . . . . . . . . . . . .  25
     Section 6.02.  Other Interpretative Provisions. . . . . . . . . . . . .  34
     Section 6.03.  Representations and Warranties . . . . . . . . . . . . .  36
     Section 6.04.  Captions . . . . . . . . . . . . . . . . . . . . . . . .  36


     Schedule 1.03       Schedule of Required Action

     Exhibit 1           Notice to Collateral Agent

     Schedule 1.03(a)    Standard Form UCC-1

     Annex A             Annex A to UCC-1 Financing Statement

                                PLEDGE AGREEMENT

                          Dated as of December 27, 1995

          In consideration of the execution and delivery of the Credit Agreement by the banks listed on the signature pages thereof and Societe Generale, as Agent, S.A. Louis Dreyfus et Cie, a French corporation, hereby agrees with Societe Generale and Banque Nationale de Paris as follows (with certain terms used herein being defined in Article 6):

                                    ARTICLE 1

                                SECURITY INTEREST

          Section 1.01. GRANT OF SECURITY INTEREST; SUBORDINATION. (a) To secure the payment, observance and performance of the Secured Obligations, the Pledgor hereby mortgages, pledges and assigns the Collateral to the Secured Parties, and grants to the Secured Parties a continuing security interest in, and a continuing lien upon, the Collateral. The Collateral shall secure the amount of the Secured Obligations owing to the Secured Parties PARI PASSU in accordance with the amount of such Secured Obligations owing to each Secured Party.

          (b)  Notwithstanding anything to the contrary in this   Agreement and
notwithstanding the date, manner or order of perfection of the Security Interest and the Senior Security Interest, the parties hereto agree that (i) the Security Interest in the Subordinate Collateral and all rights and remedies granted hereby to the Secured Parties with respect to the Subordinate Collateral shall be subordinate in right and second in priority to the Senior Security Interest and all other rights and remedies granted by the Pledgor to the Senior Secured Parties with respect to the Subordinate Collateral pursuant to the Senior Pledge Agreement, and (ii) the Secured Parties shall not sell, collect, foreclose or otherwise realize upon the Subordinate Collateral or exercise any of their other rights or remedies hereunder with respect to the Subordinate Collateral.

          Section 1.02. VALIDITY AND PRIORITY OF SECURITY INTEREST. The Pledgor agrees that the Security Interest shall at all times be valid, perfected and enforceable against the Pledgor and all third parties, in accordance with the terms hereof, as security for the Secured Obligations, and that the Collateral shall not at any time be subject to any Lien, other than a Permitted Lien, that is prior to, on a parity with or junior to such Security Interest, except that, unless an Event of Default exists, this Section 1.02 (a) shall not require the continuation of the perfection of the Security Interest in Ordinary

Distributions that the Pledgor is entitled to, and does, receive and retain pursuant to Section 3.09(a), and (b) insofar as it requires the Security Interest to be perfected and enforceable against all third parties, shall not apply to Collateral having a book value on any date, in the aggregate from the Agreement Date to the date in question, of not in excess of $250,000.

          Section 1.03. MAINTENANCE OF STATUS OF SECURITY INTEREST, COLLATERAL AND RIGHTS. (a) REQUIRED ACTION. The Pledgor shall take all action, including the actions specified on SCHEDULE 1.03, that may be necessary or desirable, or that the Agent may request, so as at all times (i) to maintain the validity, perfection, enforceability and priority of the Security Interest in the Collateral in conformity with the requirements of Section 1.02, (ii) to protect and preserve the Collateral and (iii) to protect and preserve, and to enable the exercise or enforcement of, the rights of the Agent and the other Secured Parties therein and hereunder and under the other Loan Documents.

          (b) AUTHORIZED ACTION. The Agent is hereby authorized to file one or more financing or continuation statements or amendments thereto without the signature of or in the name of the Pledgor. A carbon, photographic or other reproduction of this Agreement or of any financing statement filed in connection with this Agreement shall be sufficient as a financing statement.

          Section 1.04. EVIDENCE OF STATUS OF SECURITY INTEREST. The Pledgor shall from time to time, upon the request of the Agent, deliver to the Agent such opinions of counsel relating to the Collateral, the attachment and perfection of the Security Interest and otherwise to this Agreement, as the Agent may designate.

          Section 1.05. PLEDGOR REMAINS OBLIGATED; PRINCIPALS NOT OBLIGATED. The grant by the Pledgor to the Secured Parties of the Security Interest shall not (a) relieve the Pledgor of any Liability to any Person under or in respect of any of the Collateral or (b) impose on the Agent or the other Secured Parties any such Liability or any Liability for any act or omission on the part of the Pledgor relative thereto.

          Section 1.06. AUTHORIZATION OF AGENT TO TAKE ACTION. (a) Each Secured Party agrees that Societe Generale, in its capacity as Agent, may, on behalf of such Secured Party, take such actions with respect to the Collateral as are required or permitted under the Credit Agreement or as the Agent otherwise deems necessary or desirable, including but not limited to all action, deemed necessary or desirable by the Agent to release any Collateral pursuant to
Article 6 of the Credit Agreement.

          (b) In furtherance and not in limitation of the foregoing, each Secured Party agrees that Societe Generale, in its capacity as Agent, may, on behalf of such Secured Party (i) execute and file UCC-1 Financing Statements with respect to the Collateral in substantially the form attached hereto as
SCHEDULE 1.03 in such locations as the Agent deems necessary or desirable, (ii) amend, continue or terminate such UCC-1 Financing Statements in such manner and at such times as the Agent deems necessary or desirable in connection with any action permitted or required under the Credit Agreement, including but not limited to in connection with any release of Collateral pursuant to Article 6 of the Credit Agreement, (iii) return to the Pledgor or its nominee or designee, in connection with any action permitted or required under the Credit Agreement, including but not limited to in connection with any release of Collateral pursuant to Article 6 of the Credit Agreement, any stock certificates, stock powers or other instruments or other documents constituting or relating to the Collateral in the possession of the Agent or its nominee or designee, (iv) execute and deliver such amendments to, or waivers or termination of, this Agreement and the Subordinate Assignment and Assumption Agreement as the Agent deems necessary or desirable in connection with any action permitted or required under the Credit Agreement, including but not limited to in connection with any release of Collateral pursuant to Article 6 of the Credit Agreement and (v) take any other action which is required or permitted to be taken by it hereunder (including but not limited to pursuant to the power of attorney granted to the Agent by the Pledgor in Section 5.08) or under the Credit Agreement, the Subordinate Assignment and Assumption Agreement or any other Loan Document.

                                    ARTICLE 2

                     CERTAIN REPRESENTATIONS AND WARRANTIES

          The Pledgor represents and warrants as follows:

          Section 2.01.  ORGANIZATION; POWER; QUALIFICATION.   The Pledgor is a
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its property and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all jurisdictions in which the character of its property or the nature of its business requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly and in the aggregate, has not had and will not have a Materially Adverse Effect on the Pledgor or the Collateral.

          Section 2.02. AUTHORIZATION; ENFORCEABILITY; REQUIRED CONSENTS; ABSENCE OF CONFLICTS; OWNERSHIP OF COLLATERAL. The Pledgor has the power, and has taken all necessary action (including any necessary stockholder action) to authorize it, to execute, deliver and perform in accordance with their respective terms the Collateral Documents. This Agreement has been duly executed and delivered by the Pledgor and is, and each of the other Collateral Documents when delivered to the Agent will be, the legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms. The execution, delivery and performance in accordance with their respective terms by the Pledgor of the Collateral Documents does not and (absent any change in any Applicable Law or applicable Contract) will not (a) require any Governmental Approval or any other consent (other a consent which has been obtained) or approval, including any consent or approval of any Subsidiary of the Pledgor or any consent or approval of the stockholders of the Pledgor or any of its Subsidiaries, or (b) violate or conflict with, result in a breach of, constitute a default under, or result in or require the creation of any Lien (other than the Security Interest) upon any assets of the Pledgor under, (i) any Contract to which the Pledgor or any of its Subsidiaries is a party or by which the Pledgor or any of its Subsidiaries or any of their respective properties may be bound or
(ii) any Applicable Law. The Pledgor is the owner of the Collateral free from any right, title or interest of any third Person, other than the Senior Security Interest.

          Section 2.03. CORPORATE AND TRADE NAMES. (a) The Pledgor does not do and has never done business under any name other than "S.A. Louis Dreyfus et Cie", which is the corporate name of the Pledgor as it appears in its certificate of incorporation.

          (b) The Pledgor does not use and has never used any trade names or trade styles.

          Section 2.04. IDENTITY AND CORPORATE STRUCTURE. The Pledgor has not changed its identity or corporate structure within the four calendar months immediately preceding the Agreement Date.

          Section 2.05. LOCATION OF CHIEF EXECUTIVE OFFICE BOOKS AND RECORDS. The books and records of the Pledgor with respect to the Collateral, and the chief executive office and the principal place of business of the Pledgor, are maintained at the address set forth as the Pledgor's address for notices in Section 5.10(a)(ii), and the address where the books and records of the Pledgor with respect to the Collateral and the chief executive office and the principal place of business of the Pledgor are maintained has not changed within the four calendar months immediately preceding the Agreement Date.

                                    ARTICLE 3

                                CERTAIN COVENANTS

A. GENERAL.

          Section 3.01. FINANCING STATEMENTS. Except with respect to Permitted Liens, the Pledgor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Agent or the other Secured Parties are not named as the only secured parties.

          Section 3.02. PRESERVATION OF EXISTENCE AND FRANCHISES, SCOPE OF BUSINESS, COMPLIANCE WITH LAW, PRESERVATION OF ENFORCEABILITY. The Pledgor shall (a) preserve and maintain its corporate existence and all of its other franchises, licenses, rights and privileges, (b) comply with all Applicable Law and (c) take all action and obtain all consents and Government Approvals required so that its obligations under the Collateral Documents will at all times be legal, valid and binding and enforceable in accordance with their respective terms.

          Section 3.03. OWNERSHIP AND DEFENSE OF COLLATERAL. The Pledgor shall at all times (a) be the owner of the Collateral free from any right, title or interest of any third Person (other than the Senior Security Interest) and (b) defend the Collateral against the claims and demands of all third Persons (other than claims and demands of the Senior Secured Parties with respect to their Senior Security Interest).

          Section 3.04. TAXES; COMPLIANCE. The Pledgor shall (a) pay or cause to be paid when due all taxes, assessments and governmental charges levied or assessed or imposed upon or with respect to the Collateral or its sale or other disposition and (b) comply with all Applicable Law relating to the Collateral.

          Section 3.05. NOTICE OF MATERIALLY ADVERSE EFFECT. The Pledgor shall give prompt notice to the Agent and each other Secured Party of any matter or event that has had, or may have, a Materially Adverse Effect upon the value of any of the Collateral.

          Section 3.06. REQUESTED INFORMATION. In addition to such other Information as shall be specifically provided for herein, the Pledgor shall furnish to the Agent and each other Secured Party such other Information with respect to the Collateral as the Agent or any other Secured Party may request from time to time, in each case in form and substance and certified in a manner satisfactory to the Person requesting such Information.

B. SECURITIES.

          Section 3.07. STATUS OF SECURITIES. The Pledgor represents and warrants that (i) so long as any Securities or any Collateral described in clauses (ii) or (iii) of the definition thereof are subject to the Security Interest, the Securities and any Collateral described in clauses (ii) and
(iii) of the definition thereof shall be duly authorized, validly issued, fully paid and non-assessable and (ii) as of the Agreement Date, the Securities consist of 20,000,000 shares of common stock, par value $0.01 per share, of the Issuer, representing 72% of the issued and outstanding shares of common stock of the Issuer.

          Section 3.08. CERTAIN RIGHTS OF AGENT AND PLEDGOR. (a) After the occurrence and during the continuance of an Event of Default, the Agent may, and is hereby authorized to, transfer into or register in its name or the name of its nominee any or all of the Securities which are Priority Collateral and any Collateral described in clauses (ii) and (iii) of the definition thereof which is Priority Collateral. The Pledgor shall promptly give the Agent and each other Secured Party copies of all notices and other communications received by the Pledgor with respect to any Securities and any Collateral described in clauses (ii) and (iii) of the definition thereof registered in the name of the Pledgor.

          (b) After the occurrence and during the continuance of an Event of Default, the Agent, after a notice to the Pledgor that it intends to exercise its rights under this Section 3.08(b), may, from time to time, by notice to the Pledgor, in its own or the Pledgor's name, exercise any and all rights, powers and privileges with respect to the Priority Collateral and with the same force and effect, as could the Pledgor.

          (c) Except with respect to Priority Collateral with respect to which the Agent has exercised its rights under Section 3.08(b), the Pledgor may, with respect to any of the Securities and any Collateral described in clauses

(ii) and (iii) of the definition thereof, if the Pledgor shall have given the Agent and each other Secured Party not less than five Business Days' written notice thereof, vote and give consents, ratification and waivers with respect thereto, except to the extent that any such would (A) be for a purpose that would constitute or result in a Default or (B) in the sole judgment of the Majority of the Banks, detract from the value thereof as Collateral. Each such request from the Pledgor shall constitute a Representation and Warranty by the Pledgor hereunder that no Default exists or would result therefrom.

          Section 3.09. DISTRIBUTIONS. (a) The Agent, on behalf of itself and the other Secured Parties, shall be entitled to receive and retain all Distributions on or with respect to Priority Collateral, except that the Pledgor may, unless an Event of Default is continuing, receive and retain all Ordinary Distributions. Unless an Event of Default is continuing, the Agent, on behalf of itself and the other Secured Parties, upon request, shall deliver to the Pledgor all Ordinary Distributions received by it. Each such request shall constitute a Representation and Warranty by the Pledgor that no Event of Default is continuing.

          (b) The Pledgor shall (i) receive and hold in trust for the Agent, on behalf of the Agent and the other Secured Parties, (A) all Extraordinary Distributions on or with respect to Priority Collateral, (B) upon the occurrence and during the continuation of an Event of Default, all Ordinary Distributions on or with respect to Priority Collateral, and (C) all other Collateral described in clauses (ii) and (iii) of the definition thereof which is Priority Collateral, (ii) not commingle any Collateral described in clauses (ii) and (iii) of the definition thereof which is Priority Collateral and that it is required to hold in trust with any of its other funds or property and (iii) immediately deliver to the Agent, on behalf of the Agent and the other Secured Parties, all Collateral described in clauses (ii) and
(iii) of the definition thereof which is Priority Collateral and that it is required to hold in trust in the identical form received with any necessary endorsements or with appropriate stock or bond powers duly executed in blank.

          Section 3.10.  NO AMENDMENTS ETC. OF SECURITIES.  Subject to
Section 3.08(c), the Pledgor shall not vote in favor of or consent to any modification of or amendment to the certificate or incorporation or by-laws of the Issuer that would affect the rights or obligations of holders of the Issuer's common stock.

                                    ARTICLE 4

                                EVENT OF DEFAULT

          During an Event of Default, and in each such case:

A. PROCEEDS

          Section 4.01. APPLICATION OF PROCEEDS. (a) All cash proceeds received by the Agent upon any sale of, collection of, or other realization upon, all or any part of the Priority Collateral and all cash held by the Agent as Priority Collateral shall, subject to the Agents right to continue to hold the same as cash Priority Collateral, be applied as follows:

          First: To the payment of all out-of-pocket costs and expenses incurred in connection with the sale of or other realization upon the Priority Collateral, including attorneys' fees and disbursements;

          Second: To the payment of the Secured Obligations owing to the Agent in its capacity as Agent (but not in its capacity as a Secured Party) pursuant to Section 5.11(b) in such order as the Agent may elect (with the Pledgor remaining liable for any deficiency);

          Third: To the payment of the other Secured Obligations in such order as the Majority of the Banks may elect (with the Pledgor remaining liable for any deficiency); and

          Fourth: To the extent of the balance (if any) of such proceeds, to the payment to the Pledgor, subject to Applicable Law and to any duty to pay such balance to the holder of any subordinate Lien in the Priority Collateral.

          (b) All Subordinate Collateral held by the Agent, all Distributions on or with respect to Subordinate Collateral received by the Agent, and all proceeds, cash or otherwise, received by the Agent upon any sale of, collection of, or other realization upon, all or any part of the Subordinate Collateral shall be immediately paid or delivered, as the case may be, to the 1994 Agent for the payment of the Senior Secured Obligations owing to the Senior Secured Parties.

     B.   REMEDIES

          Section 4.02. GENERAL. (a) POWER OF SALE. The Agent, on behalf of itself and the other Secured Parties (i) may sell the Priority Collateral in one or more public or private sales, at any of its offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as it may deem commercially reasonable, (ii) shall not be obligated to make any sale of Collateral regardless of notice of sale having been given, and (iii) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) FORECLOSURE. The Agent, on behalf of itself and the other Secured Parties, instead of exercising the power of sale conferred upon it by
Section 4.02(a) and Applicable Law, may proceed by a suit or suits at law or in equity to foreclose the Security interest in and solely with respect to the Priority Collateral and sell the Priority Collateral, or any portion thereof, under a judgment or a decree of a court or courts of competent jurisdiction.

          Section 4.03. (a) AGENT'S RIGHTS WITH RESPECT TO PROCEEDS AND OTHER COLLATERAL. All payments and other deliveries received by or for the account of the Agent, on behalf of itself and the other Secured Parties, from time to time pursuant to Section 3.09, together with the proceeds of all other Priority Collateral from time to time held by or for the account of the Agent on behalf of itself and the other Secured Parties (whether as a result of the exercise by the Agent of its rights under Section 4.02(a) or (b) or Section
4.04 or otherwise) may, at the election of the Agent, (i) be held by the Agent or any Person designated by the Agent to receive or hold the same, in either case on behalf of the Agent and the other Secured Parties, as Priority Collateral, (ii) be or continue to be applied as provided in Section 4.01(a) or (iii) be disposed of as provided in Section 4.02(a) and (b) and Section 4.04.

          (b) ENFORCEMENT BY AGENT. The Agent, on behalf of itself and the other Secured Parties, may, without notice to the Pledgor and at such time or times as the Agent in its sole discretion may determine, exercise any or all of the Pledgor's rights in, to and under, or in any way connected with or related to, any or all of the Priority Collateral, including (i) demanding and enforcing payment and performance of, and exercising any or all of the Pledgor's rights and remedies with respect to the collection, enforcement or prosecution of, any or all of the Collateral Obligations which relate to any Priority Collateral, in each case by legal proceedings or otherwise, (ii) settling, adjusting, compromising, extending, renewing, discharging and releasing any or all of, and any legal proceedings brought to collect or enforce any or all of, the Collateral Obligations which relate to any Priority Collateral, and (iii) preparing, filing and signing the name of the Pledgor on (A) any proof of claim or similar document to be filed in any bankruptcy or similar proceeding involving any Collateral Obligation which relates to any Priority Collateral and (B) any notice of lien, assignment or satisfaction of lien, or similar document in connection with any Collateral Obligation which relates to any Priority Collateral.

          (c) ADJUSTMENTS. The Agent, on behalf of itself and the other Secured Parties, may settle or adjust disputes and claims involving Collateral Obligations which relate to any Priority Collateral for amounts and on terms that the Agent considers advisable and in all such cases only the net amounts received by the Agent in payment of such amounts, after deduction of out-of-pocket costs and expenses of collection, including reasonable attorneys' fees, shall be subject to the other provisions of this Agreement.

          Section 4.04. DISPOSITION OF SECURITIES. (d) REGISTRATION AND INDEMNIFICATION. If the Agent, on behalf of itself and the other Secured Parties, elects to sell or otherwise dispose of any Securities which are Priority Collateral, the Pledgor shall, if the Agent deems such registration to be desirable, (i) take all actions that the Agent may, request in order to permit it to exercise, on behalf of itself and the other Secured Parties, the rights assigned to the Secured Parties under the Subordinate Assignment and Assumption Agreement, including complying with the "blue sky" or securities laws of the several States and delivering to the Agent appropriate quantities of prospectuses, necessary or appropriate so as to permit the public sale or other disposition thereof by the Agent, on behalf of itself and the other Secured Parties, in such jurisdictions as the Agent may select, and (ii) indemnify, in the form then customary, all Persons that are underwriters (whether statutory or otherwise) and all Affiliates of all such Persons, in connection with such sale or disposition, such indemnity, to the extent applicable to the Principals, to be in addition to and supplementary of (and not to be construed as being in derogation of) that afforded the Principals under Section 5.11 and any indemnity afforded the Principals under the Credit Agreement.

          (e) RESTRICTED OFFERING DISPOSITIONS. Whether or not the Pledgor controls the Issuer or otherwise has the right to effect the registrations and compliances referred to in Section 4.04(a) and as an alternative to its rights thereunder, in connection with any sale of any of the Securities which are Priority Collateral, the Agent, on behalf of itself and the other Secured Parties, may at its election, comply with any limitation or restriction (including any restriction on the number of prospective bidders and purchasers or any requirement that they have certain qualifications or that they represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Securities) as it may be advised by counsel is necessary in order to avoid any violation of Applicable Law or to obtain any Governmental Approval, and such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall any Principal be liable nor accountable to the Pledgor for any discount allowed by reason of the fact that such Securities are sold in compliance with any such limitation or restriction.

                                    ARTICLE 5

                                  MISCELLANEOUS

          Section 5.01. EXPENSES OF PLEDGOR'S AGREEMENTS AND DUTIES. The terms, conditions, covenants and agreements to be observed or performed by the Pledgor under the Collateral Documents shall be observed or performed by it at its sole cost and expense.

          Section 5.02. AGENT'S RIGHT TO PERFORM ON PLEDGOR'S BEHALF. If the Pledgor shall fail to observe or perform any of the terms, conditions, covenants and agreements to be observed or performed by it under the Collateral Documents, the Agent, on behalf of itself and the other Secured Parties may (but shall not be obligated to), pursuant to Section 5.08, do the same or cause it to be done or performed or observed, either in its name, or in the name and on behalf of the Pledgor, and the Pledgor hereby authorizes the Agent so to do.

          Section 5.03. AGENT'S RIGHT TO USE AGENTS AND TO ACT IN NAME OF PLEDGOR. The Agent may exercise its rights and remedies and the rights and remedies of the other Secured Parties under the Collateral Documents through an agent or other designee and, in the exercise thereof, the Agent or any such other Person may act in its own name or in the name and on behalf of the Pledgor.

          Section 5.04. NO INTERFERENCE; COMPENSATION OR EXPENSE. The Agent may exercise its rights and remedies and the rights and remedies of the other Secured Parties under any of the Collateral Documents (a) without resistance or interference by the Pledgor, (b) without payment of any kind to the Pledgor (except to the extent provided in clause "Fourth" of Section 4.01) and (c) for the account, and at the expense, of the Pledgor.

          Section 5.05.  LIMITATION OF OBLIGATIONS WITH RESPECT TO COLLATERAL.
(a)  Neither the Agent nor any other

Secured Party shall have any obligation to protect or preserve any Collateral or to preserve rights pertaining thereto other than the obligation to use reasonable care in the custody and preservation of any Collateral in their actual possession. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property. The Agent shall be relieved of all responsibility for any Collateral in its possession upon surrendering it, or tendering surrender of it, to the Pledgor.

          (b) Nothing contained in the Collateral Documents shall be construed as requiring or obligating the Agent or any other Secured Party, and neither the Agent nor any other Secured Party shall be required or obligated, to (i) make any demand, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice or take any action, with respect to any Collateral Obligation or any other Collateral or the monies due or to become due thereunder or in connection therewith, (ii) ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders, offers or other matters relating to any Collateral, whether or not the Agent or any other Secured Party has or is deemed to have knowledge or notice thereof, (iii) take any necessary steps to preserve rights against any prior parties with respect to any Collateral or (iv) notify the Pledgor of any decline in the value of any Collateral.

          Section 5.06. RIGHTS OF AGENT UNDER UNIFORM COMMERCIAL CODE AND APPLICABLE LAW. The Agent, on behalf of itself and the other Secured Parties, shall, except as provided to the contrary herein, have, with respect to the Collateral, in addition to all of its rights and remedies under the Loan Documents, (a) the rights and remedies of a secured party under the Uniform Commercial Code, whether or not the Uniform Commercial Code would otherwise apply to the Collateral in question, and (b) the rights and remedies of a secured party under all other Applicable Law.

          Section 5.07. WAIVERS OF RIGHTS INHIBITING ENFORCEMENT. The Pledgor waives (a) any claim that, as to any part of the Collateral, a public sale, should the Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for such Collateral, (b) the right to assert in any action or proceeding among it and the Agent or any other Secured Party any offsets or counterclaims that it may have, (c) except as otherwise provided in any of the Collateral Documents, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE AGENT'S TAKING POSSESSION OR DISPOSITION

OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT THE PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE RIGHTS OF THE AGENT AND THE OTHER SECURED PARTIES HEREUNDER, (d) all rights of redemption, appraisement, valuation, stay and extension or moratorium and (e) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies under the Loan Documents or the absolute sale of the Collateral, now or hereafter in force under any Applicable Law, and the Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waive the benefit of all such laws and rights.

          Section 5.08. POWER OF ATTORNEY. (a) In addition to the other powers granted the Agent or the other Secured Parties by the Pledgor under the Collateral Documents, the Pledgor hereby appoints the Agent, and any other Person that the Agent may designate, as the Pledgor's attorney-in-fact to act, in the name, place and stead of the Pledgor in any way in which the Pledgor itself could do, with respect to each of the following: (i) endorsing the Pledgor's name on (A) any checks, notes, acceptances, money orders, drafts or other forms of payment, (B) any documents, instruments, notices, or other documents or agreements relating to the Priority Collateral, (C) any schedules and assignments of Collateral Obligations which relate to Priority Collateral and (D) any notices of assignment, financing statements and other public records; (ii) taking any actions or exercising any rights, powers or privileges that the Pledgor is entitled to take or exercise and that, under the terms of any of the Collateral Documents, the Agent or any other Secured Party is authorized to take or exercise; (iii) doing or causing to be done any or all things necessary or, in the determination of the Agent, desirable to observe or perform the terms, conditions, covenants and agreements to be observed or performed by the Pledgor under the Collateral Documents and otherwise to carry out the provisions of the Collateral Documents; and (iv) during an Event of Default, notifying the post office authorities to change the address for delivery of the Pledgor's mail to an address designated by the Agent, and receiving, opening and disposing of all mail addressed to the Pledgor (with all mail not constituting, evidencing or relating to the Priority Collateral to be forwarded by the Agent to the Pledgor). The Pledgor hereby ratifies and approves all acts of the attorney.

          (b) To induce any third Person to act under this Section 5.08, the Pledgor hereby agrees that any third Person receiving a duly executed copy or facsimile of this Agreement may act under this Section 5.08, and that the termination of this Section 5.08 shall be ineffective as to such third Person unless and until actual notice or knowledge of such termination shall have been received by such third Person, and the Pledgor, on behalf of itself and its successors and assigns, hereby agrees to indemnify and hold harmless any such third Person from and against any and all claims that may arise against such third Person by reason of such third Person having relied on the provisions of this Section 5.08.

          Section 5.09. TERMINATION OF SECURITY INTEREST. The Security Interest and all of the Pledgor's obligations under Articles 1, 3 and 4 shall terminate upon (a) the occurrence of the Repayment Date and (b) (i) the execution and delivery to the Agent of a release, in form and substance satisfactory to it, of all Loan Document Related Claims that the Pledgor may have against the Indemnified Persons under the facts existing at such time, whether or not known or knowable, and (ii) the discharge, dismissal with prejudice, settlement, release or other termination of any other Loan Document Related Claims that may be pending or threatened against the Indemnified Persons.

          Section 5.10. NOTICES AND DELIVERIES. (a) NOTICES AND MATERIALS OTHER THAN COLLATERAL. Except as provided in Section 5.10(b):

            (i) MANNER OF DELIVERY. All notices, communications and materials (including all Information) to be given or delivered pursuant to the Collateral Documents shall be given or delivered in writing (which shall include telex or telecopy transmissions).

           (ii) ADDRESSES. All notices, communications and materials to be given or delivered pursuant to the Collateral Documents shall be given or delivered at the following respective addresses and telex, telecopier and telephone numbers and to the attention of the following individuals or departments:

     (A) IF to the Pledgor, to it at:

          87 Avenue de la Grande Armee
          75782 Paris
          Cedex 16
          France
          Telex No.: 645188 SESOS
          Telecopier No.: 011-33-1-4501-7028

          Telephone No.: 011-33-1-4066-1111

          Attention: Bernard Laferriere

          (B) if to the Agent or any other Secured Party, to it at the notice address for the Agent or such other Secured Party in the Credit Agreement; or at such other address or telex, telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice specifically captioned "Notice of Change of Address" given to (x) if the party to which such information pertains is the Pledgor, the Agent and each other Secured Party, (y) if the party to which such information pertains is a Secured Party other than the Agent, the Pledgor and the Agent and (2) if the party to which such information pertains is the Agent, the Pledgor and each Secured Party other than the Agent.

          (iii) EFFECTIVENESS. Each notice, communication and any material to be given or delivered pursuant to the Collateral Documents shall be deemed given or delivered (A) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after such notice, communication or material, addressed as above provided, is delivered to a United States post office and a receipt therefore is issued thereby, (B) if sent by any other means of physical delivery, when such notice, communication or material is delivered to the appropriate address as above provided, (C) if sent by telex, when such notice, communication or material is transmitted to the appropriate number determined as above provided in this Section 5.10(a) and the appropriate answer-back is received and (D) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate telecopier number as above provided and is received at such number, except that (x) notices of a change of address, telex, telecopier or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be deemed given until received and (y) notices, communications and materials to be given or delivered to the Agent pursuant to the Collateral Documents shall not be deemed given or delivered until received by the officers of the Agent responsible, at the time, for the administration of the Collateral Documents.

           (iv) REASONABLE NOTICE. Any requirement under Applicable Law of reasonable notice by the Agent or the other Secured Parties to the Pledgor of any event in connection with, or in any way related to, the Loan Documents or the exercise by the Agent or the other Secured Parties of any of their rights thereunder shall be met if notice of such event is given to the Pledgor in the manner prescribed above at least 10 days before (A) the date of such event or (B) the date after which such event will occur.

          (b) COLLATERAL. Until the Agent shall otherwise specify, all Priority Collateral to be delivered to the Agent or to the Collateral Agent pursuant to the Collateral Documents consisting of securities shall be delivered by hand delivery at (x), in the case of the Agent, the Agent's Office, and (y), in the case of the Collateral Agent, the office set forth in the Notice to Collateral Agent in the form of Exhibit 1 to SCHEDULE 1.03 hereto. All other Priority Collateral to be delivered to the Agent or to Collateral Agent pursuant to the Collateral Documents shall be delivered to the Agent or to the Collateral Agent, as the case may be, at such addresses, by such means and in such manner as the Agent may designate.

          Section 5.11. EXPENSES; INDEMNIFICATION. Whether or not any Loans are made under the Credit Agreement, the Pledgor shall:

          (a) pay or reimburse each Secured Party for all transfer, documentary, stamp and similar taxes, and all recording and filing fees and taxes, payable in connection with, arising out of, or in any way related to, the execution, delivery and performance of the Collateral Documents;

          (b) pay or reimburse the Agent for all reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel, appraisers, accountants and other experts employed or retained by the Agent) incurred by the Agent in connection with, arising out of, or in any way related to (i) the negotiation, preparation, execution and delivery of (A) the Collateral Documents and (B) whether or not executed, any waiver, amendment or consent thereunder or thereto, (ii) the administration of and any operations under the Collateral Documents, (iii) consulting with respect to any matter in any way arising out of, related to, or connected with, the Collateral Documents, including (A) the protection or preservation of the Collateral, (B) the protection, preservation, exercise or enforcement of any of the rights of the Secured Parties in, under or related to the Collateral or the Collateral Documents or (C) the performance of any of the obligations of the Secured Parties under or related to the Collateral Documents, (iv) protecting or preserving the Collateral or (v) protecting, preserving, exercising or enforcing any of the rights of the Secured Parties in, under or related to the Collateral or the Collateral Documents, including defending the Security Interest as a valid, perfected security interest in the Collateral subject only to Permitted Liens;

          (c) pay or reimburse each Secured Party (other than Societe Generale in its capacity as Agent) for all reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by such Secured Party (other than Societe Generale in its capacity as Agent)) incurred by such Secured Party (other than Societe Generale in its capacity as Agent) in connection with, arising out of, or in any way related to
(i) consulting with respect to (A) the protection, preservation, exercise or enforcement of any of its rights in, under or related to the Collateral or the Collateral Documents or (B) the performance of any of its obligations under or related to the Collateral Documents or (ii) protecting, preserving, exercising or enforcing any of its rights in, under or related to the Collateral or the Collateral Documents; and

          (d) indemnify and hold each Principal harmless from and against all losses (including judgments, penalties and fines) suffered, and pay or reimburse each Principal for all reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by such Principal) incurred, by such Principal in connection with, arising out of, or in any way related to (i) any Collateral Document Related Claim (whether asserted by such Principal or the Pledgor or any other Person), including the prosecution or defense thereof and any litigation or proceeding with respect thereto (whether or not, in the case of any such litigation or proceeding, such Principal is a party thereto), or (ii) any investigation, governmental or otherwise, arising out of, related to, or in any way connected with, the Collateral Documents or the relationship established thereunder which would not have arisen if the CollateraL Documents had not been entered into, except that the foregoing indemnity shall not be applicable to any loss suffered by any Principal to the extent such loss is determined by a judgment of a court that is binding on the Pledgor and such Principal, as applicable, final and not subject to review on appeal, to be the result of acts or omissions on the part of such Principal constituting (x) willful misconduct, (y) knowing violations of law or
(z) in the case of claims by the Pledgor against such Principal, such Person's failure to observe any other standard applicable to it under any of the other provisions of the Collateral Documents or, but only to the extent not waivable thereunder, Applicable Law.

          Section 5.12. AMOUNTS PAYABLE DUE UPON REQUEST FOR PAYMENT. All amounts payable by the Pledgor under Section 5.11 and under the other provisions of the Collateral Documents shall be immediately due upon request for the payment thereof.

          Section 5.13. INTEREST. All amounts due and payable under the Collateral Documents shall, to the maximum extent permitted by Applicable Law, bear interest at a rate per annum equal to the rate specified in the Credit Agreement with respect to the Loans thereunder. Notwithstanding the foregoing, nothing contained in the Collateral Documents shall require the Pledgor at any time to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable by the Pledgor on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate, shall be increased by the unpaid amount of such reduction. Interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Interest for any period shall be calculated from and including the first day thereof to but excluding the last day thereof.

          Section 5.14. PAYMENTS BY THE PLEDGOR. (a) TIME, PLACE AND MANNER. All payments due to the Agent under the Collateral Documents shall be made to the Agent, or to such other Person as the Agent may designate, at the Agent's Office or such other address as the Agent may designate. All payments due to any other Principal under the Collateral Documents shall be made to such Principal, or to such other Person as such Principal may designate, at such address as such Principal may designate. A payment shall not be deemed to have been made on any day unless such payment has been received by the required Person, at the required place of payment, in Dollars in funds immediately available to such Person, no later than 12:00 noon (New York time) on such day.

          (b) NO REDUCTIONS. All payments due to any Principal under the Collateral Documents, and all other terms, conditions, covenants and agreements to be observed and performed by the Pledgor thereunder, shall be made, observed or performed by the Pledgor without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether, in any case, in respect of an obligation owed by such Principal to the Pledgor, the Borrower or any guarantor and, in the case of a counterclaim, whether sounding in tort, contract or otherwise) or Tax, except for any withholding or deduction for Taxes required to be withheld or deducted under Applicable Law.

          (c) TAXES. (i) If any Tax is required to be withheld or deducted from, or is otherwise payable by the Pledgor in connection with, any payment to any Principal under the Collateral Documents, the Pledgor (A) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with Applicable Law and (B) shall pay to such Principal such additional amounts as may be necessary so that the net amount received by such Principal with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted, is equal to the full amount payable under the Collateral Documents. If any Tax is withheld or deducted from, or is otherwise payable by the Pledgor in connection with, any payment payable to any Principal under the Collateral Documents, the Pledgor shall, as soon as possible after the date of such payment, furnish to such Principal the original or a certified copy of a receipt for such Tax from the applicable taxing authority. If any payment due to any Principal under the Collateral Documents is or is expected to be made without withholding or deducting therefrom, or otherwise paying in connection therewith, any Tax payable to any taxing authority, the Pledgor shall, within 30 days after any request from any Principal, furnish to such Principal a certificate from such taxing authority, or an opinion of counsel acceptable to such Principal, in either case stating that no Tax payable to such taxing authority was or is, as the case may be, required to be withheld or deducted from, or otherwise paid by the Pledgor in connection with, such payment.

          (ii) The Pledgor shall, promptly upon request by any Principal for the payment thereof, pay to such Principal (A) all Taxes (other than Bank Taxes) payable by such Principal with respect to any payment due to such Principal under the Collateral Documents and (B) all Taxes (including Bank Taxes) payable by such Principal as a result of payments made by the Pledgor (whether made to a taxing authority or to such Principal but, in either case, without duplication) pursuant to Section 5.14(c)(i) or (ii).

          (iii) (A) Each Secured Party that is not a "United States person" (as such term is defined in Section 7701(a) (30) of the Code) shall submit to the Pledgor (1) on or before the first date that interest or fees are payable to it under the Collateral Documents, (2) two duly completed and signed copies of Internal Revenue Service Form 1001 or

4224 or any successor form, in each case entitling such Secured Party to a complete exemption from withholding of any United States federal income taxes on all amounts to be received by such Secured Party under the Collateral Documents, and (bb) a duly completed and signed copy of Internal Revenue Service Form W-8 or W-9 or any successor form, in each case entitling such Secured Party to a complete exemption from United States backup withholding tax on all amounts to be received by such Secured Party under the Collateral Documents, and (2) from time to time thereafter, prior to the expiration or obsolescence of any previously delivered form or upon any previously delivered form becoming inaccurate or inapplicable, such further duly completed and signed copies of such form or such other forms or certificates, in each case entitling such Secured Party to exemption from withholding of United States federal income taxes and from United States backup withholding tax to the maximum extent to which such Secured Party is then entitled under Applicable Law. Each Secured Party shall promptly notify the Pledgor if (1) it is required to withdraw or cancel any form or certificate previously submitted by it or any such form or certificate has otherwise become ineffective or inaccurate or (2) payments to it are or will be subject to withholding of United States federal income taxes or United States backup withholding tax to a greater extent than the extent to which payments to it were previously subject. Upon the request of the Pledgor or the Agent, each Secured Party that is a United States person (as defined above) shall from time to time submit to the Pledgor and the Agent a certificate to the effect that it is such a United States person.

          (B) Notwithstanding anything to the contrary contained herein, the Pledgor shall not be required to pay any additional amount in respect of withholding of United States income taxes or United States backup withholding tax pursuant to Section 5.14(c)(i) or (ii) to any Principal (1) except to the extent United States federal income taxes or United States backup withholding tax, as the case may be, is required to be withheld as a result of a Regulatory Change or (2) to the extent such withholding is required because such Principal has failed to submit any form or certificate that it is entitled to so submit under Applicable Law.

          (d) AUTHORIZATION TO CHARGE BANK ACCOUNTS. The Pledgor hereby authorizes each Secured Party, if and to the extent any amount payable by the Pledgor under the Collateral Documents (whether payable to such Secured Party or to any other Secured Party) is not otherwise paid when due, to charge such amount against any or all of the Bank Accounts of the Pledgor with such Secured Party or any of its Affiliates, with the Pledgor remaining liable for any deficiency.

          (e) EXTENSION OF PAYMENT DATES. Whenever any payment to any Principal under the Collateral Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day, such payment shall instead be due on the next succeeding Business Day. If the date any payment under the Collateral Documents is due is extended (whether by operation of any Collateral Document, Applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder.

          Section 5.15. REMEDIES OF THE ESSENCE. The various rights and remedies of the Secured Parties under the Collateral Documents are of the essence of those agreements, and the Secured Parties shall be entitled to obtain a decree requiring specific performance of each such right and remedy.

          Section 5.16 RIGHTS CUMULATIVE. Each of the rights and remedies of the Secured Parties under the Loan Documents shall be in addition to all of their other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.

          Section 5.17 AMENDMENTS; WAIVERS. Any term, covenant, agreement or condition of the Collateral Documents may be amended, and any right under the Collateral Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by the Agent and, in the case of an amendment, by the Pledgor. No consent of any other Secured Party is necessary in connection with any such amendment or waiver made pursuant to the provisions of the Credit Agreement in connection with an event or circumstance contemplated by the Credit Agreement. Unless otherwise specified in such waiver, a waiver of any right under the Collateral Documents shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Secured Parties under the Collateral Documents or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Secured Parties under the Collateral Documents or Applicable Law.

          Section 5.18 ASSIGNMENTS AND PARTICIPATIONS. (a) ASSIGNMENTS. (i) The Pledgor may not assign any of its rights or obligations under the Collateral Documents without the prior written consent of the Majority of the Banks, and no assignment of any such obligation shall release the Pledgor therefrom unless the Majority of the Banks shall have consented to such release in a writing specifically referring to the obligation from which the Pledgor is to be released.

          (ii) Each Secured Party may, in connection with any assignment permitted under the Credit Agreement to any Person of any or all of the Secured Obligations owing to it, assign to such Person any or all of its rights and obligations under the Collateral Documents and with respect to the Collateral without any consent of the Pledgor, the Agent or any other Secured Party, other than one required by any of the other Loan Documents. Upon such assignment, such Person shall be deemed to be a Secured Party with the same rights and obligations as if it had been a party to this Agreement. Any such assignment of any such obligation shall release such Secured Party from any obligations that arise after such assignment.

          (b) PARTICIPATIONS. Each Secured Party may, in connection with any grant to any Person pursuant to the Credit Agreement of a participation in any or all of the Secured Obligations owing to it, grant to such Person a participation in any or all of its rights and obligations under the Collateral Documents and with respect to the Collateral without any consent of the Pledgor, the Agent or any other Secured Party, other than one required by any of the other Loan Documents. Promptly after the grant of any such participation, the Secured Party granting such participation shall notify the Pledgor and the Agent of the name and address of the participant.

          (c) RIGHTS OF ASSIGNEES AND PARTICIPANTS. Each assignee of, and each holder of a participation in, the rights of a Secured Party under the Collateral Documents and with respect to the Collateral, if and to the extent the applicable assignment or participation agreement so provides, (i) shall, with respect to its assignment or participation, be entitled to all of the rights of a Secured Party (as fully, in the case of a holder of a participation, as though it were a Secured Party), subject to any conditions imposed on a Secured Party hereunder with respect thereto, including delivery of the forms and certificates required under Section 5.14(c)(iii), and (ii) may exercise any and all rights of set-off or banker's lien with respect thereto (as fully, in the case of a holder of a participation, as though the Pledgor were directly indebted to such holder for amounts payable under the Collateral Documents to which such holder is entitled under the applicable participation agreement); PROVIDED, HOWEVER, that no assignee or holder of a participation shall be entitled to any amounts that would otherwise be payable to it with respect to its assignment or participation under Section 5.14(b) or (c) unless (x) such amounts are payable in respect of Regulatory Changes that are enacted, adopted or issued after the date the applicable assignment or participation agreement was executed or (y) such amounts would have been payable to the Secured Party that made such assignment or granted such participation if such assignment had not been made or such participation granted.

          Section 5.19   RELATIONSHIP AMONG BANKS AND WITH AGENT.
Notwithstanding anything to the contrary contained in this Agreement, the relationship of the Banks among each other and with respect to the Agent shall be governed by Article 9 of the Credit Agreement.

          Section 5.20. GOVERNING LAW. The Collateral Documents (other than the Credit Agreement) shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to its choice of law principles).

          Section 5.21. JUDICIAL PROCEEDINGS; WAIVER OF JURY TRIAL. Any judicial proceeding brought against the Pledgor, the Agent or any other Secured Party with respect to any Collateral Document Related Claim may be brought in any court of competent jurisdiction in the City of New York, and, by execution and delivery of this Agreement, the Pledgor, the Agent and each other Secured Party (a) accept, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agree to be bound by any judgment rendered thereby in connection with any Collateral Document Related Claim and (b) irrevocably waive any objection they may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Pledgor, the Agent and each other Secured Party hereby waive personal service of process and consent that service of process upon any such Person may be made by certified or registered mail, return receipt requested, at the address for such Person specified or determined in accordance with the provisions of Section 5.10(a)(ii), and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Nothing herein shall affect the right of the Pledgor, the Agent or any other Secured Party to serve process in any other manner permitted by law or shall limit the right of the Pledgor, the Agent or any other Secured Party to bring proceedings against the Pledgor, the Agent or any other Secured Party in the courts of any other jurisdiction. THE PLEDGOR, THE AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY COLLATERAL DOCUMENT RELATED CLAIM.

          Section 5.22. LIMITATION OF LIABILITY. NONE OF THE AGENT, ANY OTHER SECURED PARTY OR ANY OTHER PRINCIPAL

SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE PLEDGOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

          (a) ANY LOSS OR DAMAGE SUSTAINED BY THE PLEDGOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THE COLLATERAL DOCUMENTS, EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS DETERMINED BY A JUDGMENT OF A COURT THAT IS BINDING ON THE PLEDGOR AND SUCH PRINCIPAL, FINAL AND NOT SUBJECT TO REVIEW ON APPEAL, TO BE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH PRINCIPAL CONSTITUTING (x) WILLFUL MISCONDUCT,
(y) KNOWING VIOLATIONS OF LAW OR (z) SUCH PERSON'S FAILURE TO OBSERVE ANY OTHER STANDARD APPLICABLE TO IT UNDER ANY OF THE OTHER PROVISIONS OF THE COLLATERAL DOCUMENTS OR, BUT ONLY TO THE EXTENT NOT WAIVABLE THEREUNDER, APPLICABLE LAW; OR

          (b) ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE PLEDGOR IN CONNECTION WITH ANY COLLATERAL DOCUMENT RELATED CLAIM.

          Section 5.23. SEVERABILITY OF PROVISIONS. Any provision of the Collateral Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Pledgor hereby waives any provision of Applicable Law that renders any provision of the Collateral Documents prohibited or unenforceable in any respect.

          Section 5.24. COUNTERPARTS. Each Collateral Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

          Section 5.25 SURVIVAL OF OBLIGATIONS. Except as otherwise expressly provided therein, the rights and obligations of the Pledgor, the Agent, the other Secured Parties and the other Indemnified Persons under the Loan Documents shall survive the Repayment Date and the termination of the Security Interest.

          Section 5.26 ENTIRE AGREEMENT. This Agreement embodies the entire agreement among the Pledgor, the Agent and the other Secured Parties relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

          Section 5.27 SUCCESSORS AND ASSIGNS. All of the provisions of each Collateral Document shall be binding on and inure to the benefit of the Pledgor, the Agent and the other Secured Parties and their respective successors and assigns.

          Section 5.28. REASONABLENESS. Whenever the Pledgor, the Agent or any other Secured Party has the right under this Agreement to request, approve, be satisfied or exercise its judgment, it will (unless, in the case of the Agent or the other Secured Parties, an Event of Default has occurred and is continuing) do so reasonably in light of the purpose for which such right is granted.

          Section 5.29. INCONSISTENCY. In the event that there should be any inconsistency among the terms of this Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall be controlling.

                                    ARTICLE 6

                                 INTERPRETATION

          Section 6.01. DEFINITIONAL PROVISIONS. (a) CERTAIN TERMS DEFINED BY REFERENCE. (i) Except where the context clearly indicates a different meaning, all terms defined in Article 1, 8 or 9 of the Uniform Commercial Code, as in effect on the date of this Agreement, are used herein with the meanings therein ascribed to them. In addition, the terms "collateral" and "security interest", when capitalized, have the meanings specified in subsection (b) below and the term "deposit account" includes an account evidenced by a certificate of deposit.

          (ii) Except for terms specifically defined in this Agreement, terms defined in the Credit Agreement are used herein with the meanings therein ascribed to them.

          (b)  OTHER DEFINED TERMS.  For purposes of this Agreement:

          "AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; unless otherwise specified, "Affiliate" means an Affiliate of the Borrower.

          "AGENT" means Societe Generale, as agent for and representative (within the meaning of Section 9-105(m) of the Uniform Commercial Code) of the Banks under the Loan Documents, and any successor Agent appointed pursuant to the Credit Agreement.

          "1994 AGENT" means the Agent as such term is defined the Senior Pledge Agreement.

          "AGENT'S OFFICE" means the address of the Agent specified in or determined in accordance with the provisions of Section 5.10(a) (ii).

          "AGREEMENT" means this Agreement, including all schedules, annexes and exhibits hereto.

          "AGREEMENT DATE" means the date set forth as such on the last signature page hereof.

          "APPLICABLE LAW" means, anything herein or in the Credit Agreement to the contrary notwithstanding, (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.

          "BANK" means (i) any bank listed on the signature pages of the Credit Agreement, in its capacity as a lender thereunder, (ii) any Person that becomes a bank party to the Credit Agreement, and (iii) any Person that has been assigned any or all of the rights or obligations of a Bank pursuant to the Credit Agreement.

          "BANK ACCOUNT" means (i), a deposit, custody, or other account (whether, in any case, time or demand or interest or noninterest bearing and whether maintained at a branch or office located within or without the United States) of the Pledgor with the Agent, any other Secured Party or any Affiliate of the Agent or any other Secured Party, (ii) all amounts from time to time credited to such account, (iii) all cash, securities, instruments, documents, chattel paper, general intangibles, accounts and other property from time to time credited to such account or representing investments and reinvestment of amounts from time to time credited to such account and (iv) all interest, principal payments, dividends and other distributions payable on or with respect to, and all proceeds of, (A) all property so credited or representing such investments and reinvestment and (B) such account.

          "BANK TAX" means any income or franchise tax imposed upon any Bank by any jurisdiction (or political subdivision thereof) in which such Bank (or any of its branches or offices designated by such Bank from time to time as the branch or office at which its Loans are to be made or maintained) is located.

          "BORROWER" means S.A. Louis Dreyfus et Cie, a French corporation.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banks in New York City and Paris are authorized to close.

          "CODE" means the Internal Revenue Code of 1986.

          "COLLATERAL" means the Pledgor's interest (WHATEVER IT MAY BE) in each of the following, IN EACH CASE WHETHER NOW OR HEREAFTER EXISTING OR NOW OWNED OR HEREAFTER ACQUIRED BY THE PLEDGOR AND WHETHER OR NOT THE SAME IS NOW CONTEMPLATED, ANTICIPATED OR FORESEEABLE, is subject to Article 8 or 9 of the Uniform Commercial Code or constitutes Collateral by reason of one or more than one of the following clauses:

            (i) the Securities and the certificates, if any, representing them;

           (ii) all dividends and other Distributions in respect of the Securities, any instruments, securities or other property issued in substitution therefor or replacement thereof or with respect thereto and any Distributions with respect thereto;

          (iii) all other instruments, securities and other property issued with respect to or in exchange for the Securities or any instruments, securities or other property issued in substitution therefor or replacement thereof or with respect thereto (whether, in either case, upon conversion of convertible securities included therein or through stock split, spin-off, reclassification, merger, consolidation, sale of assets, combination of shares or otherwise);

           (iv) all rights (contractual and otherwise and whether constituting accounts, contract rights or general intangibles) arising under, connected with or in any way related to the Securities or any Collateral described in clauses (ii) or (iii) of this definition;

            (v) all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and redated data processing software (owned by the Debtor or in which it has an interest) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

           (vi) all claims (including the right to sue or otherwise recover on such claims) (A) to items referred to in the definition of Collateral and (B) against third parties that in any way arise under or out of or are related to or connected with any or all of the Collateral; and

          (vii) all products and proceeds of Collateral in whatever form. The inclusion of "proceeds" of Collateral in the definition of "Collateral" shall not be deemed a consent by the Secured Parties to any sale or other disposition of any Collateral not otherwise specifically permitted by the terms hereof.

          "COLLATERAL AGENT" means Citibank, N.A., as the holder of Collateral on behalf of (i) the Senior Secured Parties pursuant to the Senior Pledge Agreement and (ii) the Secured Parties pursuant to this Agreement and to the Notice to Collateral Agent substantially in the form of Exhibit 1 to SCHEDULE
1.03 hereto and executed by the parties thereto on the Agreement Date.

          "COLLATERAL DOCUMENT RELATED CLAIM" means any claim (whether civil, criminal or administrative and whether arising under any Applicable Law, or sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with, (i) the Collateral Documents, (ii) the relationships established thereunder, (iii) the exercise of any right or remedy available thereunder or under Applicable Law or (iv) the Collateral, whether such claim arises or is asserted before or after the Agreement Date or before or after the release of the Security Interest.

          "COLLATERAL DOCUMENTS" means (i) this Agreement and (ii) all other agreements, documents and instruments related to, arising out of, or in any way connected with, (A) this Agreement, (B) any other agreement, document or instrument referred to in this clause (ii), or (C) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, in each case whether now or hereafter executed.

          "COLLATERAL OBLIGATION" means a Liability constituting part of the Collateral and includes any such constituting or arising under any Securities or any other Collateral.

          "COMMITMENT" of any Bank means (i) the amount set forth opposite the name of such Bank in Article 1.1 of the Credit Agreement as the maximum amount to be lent by such Bank under the Credit Agreement or, in the case of a Bank that becomes a Bank pursuant to an assignment permitted by the Credit Agreement, the amount of the assignor's Commitment assigned to such Bank, in either case as the same may be reduced from time to time pursuant to the Credit

Agreement or increased or reduced from time to time pursuant to assignments in accordance with the Credit Agreement, or (ii) as the context may require, the obligation of such Bank to make Loans in an aggregate unpaid principal amount not exceeding such amount.

          "CONTRACT" means (i) any agreement (whether bi-lateral or unilateral or executory or non-executory and whether a Person entitled to rights thereunder is so entitled directly or as a third-party beneficiary), including an indenture, lease or license, (ii) any deed or other instrument of conveyance, (iii) any certificate of incorporation or charter and (iv) any bylaw.

          "CREDIT AGREEMENT" means the Convention de Pret en Devises, dated December 27, 1995, among S.A. Louis Dreyfus et Cie, Societe Generale, as Agent, and the banks listed on the signature pages thereof, as the same may be amended from time to time.

          "1994 CREDIT AGREEMENT" means the Convention de Pret en Devises, dated December 23, 1994, among S.A. Louis Dreyfus et Cie, Societe Generale, as Agent, and the banks listed on the signature pages thereof, as the same may be amended from time to time.

          "DEFAULT" means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "DISTRIBUTIONS" means Ordinary Distributions and Extraordinary Distributions; "ORDINARY DISTRIBUTIONS" means cash dividends to the extent paid out of retained earnings, and interest paid in cash, in each case with respect to the Securities or the Collateral described in clauses (ii) or
(iii) of the definition thereof, except to the extent that any such dividend is made in connection with partial or total liquidation or a reduction of capital, or any such interest is penalty interest, or, in each case, to the extent the same is not in the ordinary course; and "EXTRAORDINARY DISTRIBUTIONS" means (in each case whether or not in cash) all dividends, interest, principal payments and other distributions (including cash and securities payable in connection with calls, conversions, redemptions and the like) on or in respect of, and all proceeds (including cash and securities receivable in connection with tender or other offers) of, the Securities or the Collateral described in clauses (ii) or (iii) of the definition thereof, other than Ordinary Distributions.

          "DOLLARS" and the sign "$" mean lawful money of the United States of America.

          "EVENT OF DEFAULT" means any of the events specified in the Credit Agreement as an Event of Default, including but not limited to any of the events, circumstances or situations set forth in Article 8 of the Credit Agreement.

          "GOVERNMENTAL APPROVAL means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any governmental unit.

          "INDEMNIFIED PERSON" means any Person that is, or at any time was, the Agent, a Bank, an Affiliate of the Agent or a Bank or a director, officer, employee or agent of any such Person.

          "INFORMATION" means data, certificates, reports, statements (including financial statements), opinions of counsel, documents and other information.

          "ISSUER" means Louis Dreyfus Natural Gas Corp., an Oklahoma corporation.

          "LIABILITY" of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under Contract, Applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

          "LIEN" means, with respect to any property or asset (or any income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by Contract, operation of law, legal process or otherwise) (i) any mortgage, lien, pledge, attachment, levy or other security interest of any kind thereupon or in respect thereof or (ii) any other arrangement, express or implied, under which the same is subordinated, transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any Liability in priority to the payment of the ordinary, unsecured Liabilities of such Person. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "LOAN" means any amount advanced by a Bank pursuant to the Credit Agreement.

          "LOAN DOCUMENT RELATED CLAIM" means any claim or dispute (whether arising under Applicable Law, under Contract or otherwise and, in the case of any proceeding relating to any such claim or dispute, whether civil, criminal, administrative or otherwise) in any way arising out of, related to, or connected with, the Loan Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the Agreement Date or before or after the Repayment Date.

          "LOAN DOCUMENTS" means (i) the Credit Agreement and this Agreement and (ii) all other agreements, documents and instruments relating to, arising out of, or in any way connected with (A) any agreement, document or instrument referred to in clause (i), (B) any other agreement, document or instrument referred to in this clause (ii) or (C) any of the transactions contemplated by any agreement, document or instrument referred to in clause
(i) or in this clause (ii), in each case whether now or hereafter executed.

          "MAJORITY OF THE BANKS" means, at any time, Banks holding more than 50% of the aggregate principal amount of the Loans outstanding under the Credit Agreement at that time.

          "MATERIALLY ADVERSE EFFECT" means, (i) with respect to any Person, any materially adverse effect on such Person's business, assets, Liabilities, financial condition, results of operations or business prospects, (ii) with respect to a group of Persons "taken as a whole", any materially adverse effect on such Persons' business, assets, Liabilities, financial conditions, results of operations or business prospects taken as a whole on, where appropriate, a consolidated basis in accordance with generally accepted accounting principles, (iii) with respect to any Loan Document, any adverse effect, WHETHER OR NOT MATERIAL, on the binding nature, validity or enforceability thereof as an obligation of the Borrower and (iv) with respect to any Collateral, or any category of Collateral, pledged by the Borrower, a materially adverse effect on its value as Collateral or its utility in the Borrower's business or an adverse effect, WHETHER OR NOT MATERIAL, on the validity, perfection, priority or enforceability of the Security Interest therein.

          "MAXIMUM PERMISSIBLE RATE" means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the payee or (ii) the payee's being unable to enforce payment of (or, if collected, to retain) all or any part of such amount or the interest payable thereon.

          "PERMITTED LIENS" means (i) (A) a Lien consented to in writing by the Agent and (B) a Lien for Taxes not yet due, but only, in the case of a Lien referred to in either clause (A) or (B), if the Agent shall not have requested the discharge thereof, (ii) a Lien created in favor of the Agent and the other Secured Parties under the Collateral Documents and (iii) the Senior Security Interest in the Collateral.

          "PERSON" means any individual, sole proprietorship, corporation, partnership, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

          "PLEDGOR means S.A. Louis Dreyfus et Cie, a French corporation.

          "PRINCIPALS" means all Persons that are, or at any time were, the Agent, a Bank or any other Indemnified Person.

          "PRIORITY COLLATERAL" means (i) Collateral that has been released from the Senior Security Interest either (A) pursuant to the provisions of the Senior Pledge Agreement in connection with actions by the 1994 Agent pursuant to Section 6 of the 1994 Credit Agreement or (B) upon the termination of Senior Security Interest as provided in the Senior Pledge Agreement, and (ii), to the extent not covered by clause (i) above, Collateral and any products or proceeds thereof realized upon the exercise by the 1994 Agent or the Senior Secured Parties of any of its or their rights and remedies (whether upon the occurrence of an Event of Default under the Senior Pledge Agreement or otherwise) with respect to the Collateral pursuant to the Senior Pledge Agreement (the "Realized Collateral") to the extent of the excess, if any, of (A) the value of such Realized Collateral over (B) the sum of all Senior Secured Obligations owing or payable to the Senior Secured Parties under the Senior Pledge Agreement.

          "REGULATORY CHANGE" means any Applicable Law, interpretation, directive, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the Agreement Date, whether the same is (i) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, or otherwise or (ii) enacted, adopted, issued or proposed before or after the Agreement Date, including any such that imposes, increases or modifies any Tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, but excluding any such that imposes, increases or modifies any Bank Tax.

          "REPAYMENT DATE" means the later of (i) the final maturity date of the Loans under the Credit Agreement as such date may be amended from time to time, and (ii) the date on which all Loans and all other amounts payable or accrued hereunder are paid in full and no further Loans may be made hereunder.

          "REPRESENTATION AND WARRANTY" means each representation or warranty made pursuant to or under (i) Article 2, Article 3 or any other provision of this Agreement, (ii) any of the other Loan Documents or (iii) any amendment to, or waiver of rights under, this Agreement or under any of the other Loan Documents, WHETHER OR NOT, IN THE CASE OF ANY REPRESENTATION OR WARRANTY REFERRED TO IN CLAUSE (i), (ii) OR (iii) OF THIS DEFINITION (EXCEPT, IN EACH CASE, TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED), THE INFORMATION THAT IS THE SUBJECT MATTER THEREOF IS WITHIN THE KNOWLEDGE OF THE PLEDGOR.

     "SECURED OBLIGATIONS" means all Liabilities of the Pledgor owing to, or in favor or for the benefit of, or purporting to be owing to, or in favor or for the benefit of, the Principals under the Loan Documents to which the Pledgor is a party, in each case (i) WHETHER NOW EXISTING OR HEREAFTER ARISING OR ACQUIRED, and (ii) whether owing to, or in favor or for the benefit of, or purporting to be owing to, or in favor or for the benefit of, Persons that are Principals as of the Agreement Date or that become Principals by reasons of any succession or assignment at any time thereafter.

          "SECURED PARTY" means each of Societe Generale, in its capacity as the Agent and in its capacity as a Bank, Banque Nationale de Paris in its capacity as a Bank, and any other Bank, and their respective successors and assigns.

          "SECURITIES" means 20,000,000 shares of common stock, par value $0.01 per share, of the Issuer.

          "SECURITY INTEREST" means the mortgages, pledges and assignments to the Secured Parties of, the continuing security interest of the Secured Parties in, and the continuing lien of the Secured Parties upon, the Collateral intended to be effected by the terms of this Agreement or any of the other Loan Documents.

          "SENIOR PLEDGE AGREEMENT" means the Pledge Agreement dated as of December 23, 1994, among the Pledgor and the banks listed on the signature pages thereof.

          "SENIOR SECURED OBLIGATIONS" means the Secured Obligations as such term is defined in the Senior Pledge Agreement.

          "SENIOR SECURED PARTIES" means the Secured Parties as such term is defined in the Senior Pledge Agreement.

          "SENIOR SECURITY INTEREST" means the Security Interest as defined in and provided for by the Senior Pledge Agreement.

          "SUBORDINATE ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Subordinate Assignment and Assumption Agreement, dated as of December 27, 1995, among the Borrower and the Secured Parties, consented and agreed to by Louis Dreyfus Natural Gas Corp.

          "SUBORDINATE COLLATERAL" means any and all Collateral that is not Priority Collateral.

          "SUBSIDIARY" means, with respect to any Person, any other Person (i) securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (ii) other ownership interests of which ordinarily constituting a majority voting interest, are at the time, directly or indirectly, owned or controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

          "TAX" means any Federal, State or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

          "UNIFORM COMMERCIAL CODE" means the Uniform Commercial Code as in effect from time to time in the State of New York.

          Section 6.02.  OTHER INTERPRETATIVE PROVISIONS.   (a)  Except as
otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person's successors and assigns, (ii) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law as the same may have been or may be amended or supplemented from time to time and (iii) to any Loan Document or Contract defined or referred to herein shall be deemed references to such Loan Document or Contract

(and, in the case of any instrument, any other instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

          (b) When used in this Agreement, the words "herein", "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article", "Section", "Schedule" and "Exhibit" shall refer to Articles of, Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

          (c) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

          (d) Any item or list of items set forth following the word "including", "include" or "includes" is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are included", such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are included" are limited to such items or to items similar to such items.

          (e) Each power of attorney, license and other authorization in favor of the Agent, the other Secured Parties or any other Person granted by or pursuant to this Agreement shall be deemed to be irrevocable and coupled with an interest.

          (f) Except as otherwise indicated, any reference herein to the "Collateral", the "Priority Collateral", the "Subordinate Collateral", the "Secured Obligations", the "Senior Secured Obligations", the "Secured Parties", the "Senior Secured Parties", the "Loan Documents", the "Collateral Documents", the "Principals" or any other collective or plural term shall be deemed a reference to each and every item included within the category described by such collective or plural term, so that (i) a reference to the "Collateral", the "Priority Collateral", the "Subordinate Collateral", the "Secured Obligations", the "Senior Secured Obligations", the "Secured Parties", the "Senior Secured Parties" or the "Principals" shall be deemed a reference to any or all of the Collateral, the Priority Collateral, the Subordinate Collateral, the Secured Obligations, the Senior Secured Obligations, the Secured Parties, the Senior Secured Parties or the Principals, as the case may be, and (ii) a reference to the "obligations" of the Pledgor under the "Loan Documents" or the "Collateral

Documents" shall be deemed a reference to each and every obligation under each and every Loan Document or Collateral Document, as the case may be, whether any such obligation is incurred under one, some or all of the Loan Documents or the Collateral Documents, as the case may be.

          (g) Except as otherwise specified therein, all terms defined in this Agreement shall have the meanings herein ascribed to them when used in the other Collateral Documents or any certificate, opinion or other document delivered pursuant hereto or thereto.

          Section 6.03. REPRESENTATIONS AND WARRANTIES. All Representations and Warranties shall be deemed made (a) in the case of any Representation and Warranty contained in this Agreement at the time of its initial execution and delivery, at and as of the Agreement Date, (b) in the case of any Representation and Warranty contained in this Agreement or any other document at the time any Loan is made, at and as of such time and (c) in the case of any particular Representation and Warranty, wherever contained, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this Agreement or the document pursuant to, under or in connection with which such Representation and Warranty is made or deemed made.

          Section 6.04. CAPTIONS. Captions to Articles, Sections and subsections of, and Annexes, Schedules and Exhibits to, the Collateral Documents are included for convenience of reference only and shall not constitute a part of the Collateral Documents for any other purpose or in any way affect the meaning or construction of any provision of the Collateral Documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the Agreement Date.

                                   S.A. LOUIS DREYFUS ET CIE


                                   By /s/ J.H. Pietra
                                      -----------------------------------
                                      Name: J.H. Pietra
                                      Title: Directeur General


                                   SOCIETE GENERALE
                                     as Agent and as a Bank


                                   By /s/ J. Naime
                                      -----------------------------------
                                      Name: J. Naime
                                      Title: Adjoint Au Directeur de la Divison
                                             Negoce Inernational

                                   BANQUE NATIONALE DE PARIS
                                     as a Bank


                                   By /s/ Robert Abraham
                                      -----------------------------------
                                      Name: Robert Abraham
                                      Title: Chance de Mission


                                   Agreement Date:  December 27, 1995

                                                                   SCHEDULE 1.03

                          SCHEDULE OF REQUIRED ACTION

          Pursuant to, and without thereby limiting, its obligations under
Section 1.03, the Pledgor hereby agrees that it will:

          (a) file UCC-1 financing statements in the form of SCHEDULE
1.03(A);

          (b) (i) on the Agreement Date, execute and deliver to the Collateral Agent and the other parties thereto for their execution a Notice to Collateral Agent in substantially the form of Exhibit 1 hereto, and thereafter, within five Business Days (or, during an Event of Default such shorter period as the Agent may specify) after receipt by the Pledgor or any of its agents, deliver or cause to be delivered to the Agent or to the Collateral Agent all certificated securities (other than the Securities) evidencing or forming a part of the Collateral (which after the occurrence and during the continuation of an Event of Default, shall be endorsed or accompanied by such instruments of assignment as the Agent may specify) and all dividends and other Distributions on or with respect to the Priority Collateral; PROVIDED that the Pledgor shall be required to deliver Ordinary Distributions with respect to the Priority Collateral to the Agent only if an Event of Default shall have occurred and be continuing;

          (ii) hold all money, checks, notes, drafts and other payments received by the Pledgor or any of its agents that constitute Priority Collateral, in trust for the Secured Parties, not commingle the same with any other property of the Pledgor and, within five Business Days (or, during an Event of Default, such shorter period as the Agent may specify) after receipt, cause the same to be delivered to the Agent or to the Collateral Agent; PROVIDED that the Pledgor shall be required to deliver Ordinary Distributions on or with respect to the Priority Collateral to the Agent only if an Event of Default shall have occurred and be continuing.

                                                                    EXHIBIT 1 TO
                                                                   SCHEDULE 1.03

                           NOTICE TO COLLATERAL AGENT

                                                December 27, 1995

Citibank, N.A.
International Custody Department
111 Wall Street, 14th Floor
Zone 22
New York, New York 10043
Attention: Pearline Bloomfield

Ladies and Gentlemen:

          Reference is made to (i) the Pledge Agreement dated as of December 27, 1995 (the "Subordinate Pledge Agreement"), among S.A. Louis Dreyfus et cie ("SALD"), Societe Generale, as agent (the "Agent"), and the banks listed on the signature pages thereof, and (ii) the Pledge Agreement dated as of December 23, 1994 (the "Senior Pledge Agreement"), among SALD, Societe Generale, as agent (the "1994 Agent"), and the banks listed on the signature pages thereof.

          The undersigned hereby give you (acting in your role described herein, the "Collateral Agent") notice that the Collateral (as defined below) which is now or in the future held by you on behalf of the 1994 Agent and the other secured parties under the Senior Pledge Agreement (the "Senior Secured Parties"), and which is currently subject to the senior security interest of the Senior Secured Parties pursuant to the Senior Pledge Agreement, is also subject to the security interest of the Agent and the other secured parties
pursuant to the Subordinate Pledge Agreement (the "Secured Parties").   The
undersigned, with the acknowledgement, agreement and consent of the 1994 Agent as evidenced below, hereby instruct you to hold the Collateral for the additional benefit of the Secured Parties pursuant to the Subordinate Pledge Agreement.

          The undersigned, with the acknowledgement, agreement and consent of the 1994 Agent as evidenced below, hereby further instruct you (i) not to, and you hereby agree that you will not, release any Priority Collateral (as defined below) or any proceeds or products thereof to any Person except upon the sole instructions of the Agent and (ii) to keep all Priority Collateral separately identified from all other Collateral held by you.

     For the purposes of this Notice to Collateral Agent (this "Notice"), (i) "Collateral" shall consist of the 20 million shares of Louis Dreyfus Natural Gas Corp. currently held by you, and all other property of whatever type received by you from the 1994 Agent and designated as "Collateral which you are to hold, pursuant to the Custodial services Agreement between Societe Generale and Citibank, H.A. dated as of November 24, 1982 (the "Custody Agreement ), which property is currently (or will become) subject to the senior security interest of the Senior Secured Parties pursuant to the Senior Pledge Agreement, and (ii) Priority Collateral" shall consist solely of Collateral which you shall have been instructed to hold for the sole benefit of the Secured Parties under the Subordinate Pledge Agreement in a notice from the 1994 Agent to the Collateral Agent pursuant to the terms of the Consent Letter dated as of December 27, 1995 among the 1994 Agent, the banks party thereto, SALD and the Agent (the "Consent Letter").

     It is understood and agreed that (i) you as Collateral Agent shall not be charged with knowledge of the Subordinate Pledge Agreement, the Senior Pledge Agreement, the Consent Letter (other than receipt of notices of the 1994 Agent pursuant thereto but solely as specified herein) or any other document other than the Custody Agreement, (ii) your duties as Collateral Agent shall consist solely of (A) receiving notices from the 1994 Agent pursuant to the Consent Letter as referred to above, (B) keeping all Priority Collateral separately identified from all other Collateral held by you, (C) releasing Collateral that is not Priority Collateral upon the sole instructions or the 1994 Agent, (D) releasing Priority Collateral upon the sole instructions of the Agent, and (E) receiving property from the 1994 Agent to be held as collateral, (iii) you shall be fully entitled to rely on notices of the 1994 Agent in recharacterizing amounts held as Collateral to amounts held as Priority Collateral and holding such amounts accordingly and in holding as Collateral property received from the 1994 Agent and designated as such, (iv) you shall be fully indemnified and held harmless for any and all costs and expenses (including reasonable attorney fees)-- incurred in carrying out instructions in accordance with this Notice, and (v), except as otherwise provided herein, the Collateral and the Priority Collateral shall be held by you as Collateral Agent in accordance with the terms and conditions of the Custody Agreement and, except for the duties enumerated herein, nothing herein shall modify your duties or obligations under the Custody Agreement.

          This Notice may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same Notice.

          Please indicate your acknowledgment of and agreement and consent to the terms of this Notice by signing below where provided and returning this Notice to the undersigned.

                                            S.A. LOUIS DREYFUS ET CIE


                                            By:
                                               ------------------------------
                                               Name:
                                               Title:


                                            SOCIETE GENERALE, as Agent
                                              under the Subordinate Pledge
                                              Agreement


                                            By:
                                               ------------------------------
                                               Name:
                                               Title:


ACKNOWLEDGED, AGREED AND
CONSENTED TO:

CITIBANK, N. A .,
  as Collateral Agent



By:
   --------------------------------
   Name:
   Title:


SOCIETE GENERALE, as Agent
  under the Senior Pledge Agreement


By:
   --------------------------------
   Name:
   Title:

                                                                SCHEDULE 1.03(a)


                               STANDARD FORM UCC-1

                               FINANCING STATEMENT

1. Debtor:     S.A. Louis Dreyfus et Cie
               87 Avenue de la Grande Armee
               75782 Paris
               Cedex 16
               France

2. Secured Party:   Societe Generale, as Agent (as defined in Annex A hereto)
                    Tour Societe Generale 17, Cours Valmy Paris, La Defense 7
                    Valmy France

3. "Collateral" as defined in Annex A hereto, whether now or hereafter existing or now owned or hereafter acquired, including the securities referred to in clause (a) of Annex A hereto, and all payments and distributions on or with respect thereto (whether constituting principal, interest or dividends) and all proceeds of the foregoing.

Signature Lines:

   Debtor:   S.A. Louis Dreyfus et Cie

   Secured Party: Societe Generale, as Agent

                      ANNEX A TO UCC-1 FINANCING STATEMENT


DEBTOR: S.A. Louis Dreyfus et Cie

SECURED PARTY: Societe Generale, as Agent for Societe Generale and Banque Nationale de Paris

                             COLLATERAL DESCRIPTION

          "Collateral" means the Debtor's interest (whatever it may be) in each of the following, in each case whether now or hereafter existing or now owned or hereafter acquired by the Debtor and whether or not the same is now contemplated, anticipated or foreseeable, or constitutes Collateral by reason of one or more than one of the following clauses, and wherever the same may be located:

     (a) 20,000,000 shares of common stock, par value $0.01 per share, of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation, and the certificates representing such shares;

     (b) all dividends and other distributions in respect of the securities referred to in clause (a) hereof, any instruments, securities or other property issued in substitution therefor or replacement thereof or with respect thereto and any distributions with respect thereto;

     (c) all other instruments, securities and other property issued with respect to or in exchange for the securities referred to in clause (a) hereof or any instruments, securities or other property issued in substitution therefor or replacement thereof or with respect thereto (whether, in either case, upon conversion of convertible securities included therein or through stock split, spin-off, reclassification, merger, consolidation, sale of assets, combination of shares or otherwise);

     (d) all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by the Debtor or in which it has an interest) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

     (e) all rights (contractual and otherwise and whether constituting accounts, contract rights or general intangibles) arising under, connected with or in any way related to the Securities or any Collateral described in clauses
(ii) or (iii) of this definition;

     (f) all claims (including the right to sue or otherwise recover on such claims) (i) to items referred to in the definition of Collateral and (ii) against third parties that in any way arise under or out of or are related to or connected with any or all of the Collateral; and

     (g) all products and proceeds of Collateral in whatever form.

                              ADDITIONAL DEFINITION

          For purposes of this Annex A:

          "Agent" means Societe Generale, as agent for and representative (within the meaning of Section 9-105(m) of the Uniform Commercial Code) of Societe Generale and Banque Nationale de Paris (the "Banks"), listed on the signature pages of the Convention de Pret en Devises, dated December 27, 1995, among S.A. Louis Dreyfus, the Banks and Societe Generale, as Agent, as amended (the "Credit Agreement") and the respective successors and assigns of such Banks, and any successor Agent appointed pursuant to the provisions of the Credit Agreement.





                                     2